FORM 15
          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
       SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION
           OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934.
                        Commission File Number: 000-30211

                                MINDFULEYE, INC.
                            (FORMERLY, RABATCO, INC.)
             (Exact name of registrant as specified in its charter)

         SUITE 300- 355 BURRARD ST. VANCOUVER, BRISTISH COLUMBIA V6C 2G6
                                 (604) 638-6800
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         COMMON STOCK, PAR VALUE $0.001
            (Title of each class of securities covered by this Form)

                                      NONE
       (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:
          Rule  12g-4(a)(1)(i)   [  ]         Rule  12h-3(b)(1)(i)    [x ]
          Rule  12g-4(a)(1)(ii)  [  ]         Rule  12h-3(b)(1)(ii)   [x ]
          Rule  12g-4(a)(2)(i)   [  ]         Rule  12h-3(b)(2)(i)    [  ]
          Rule  12g-4(a)(2)(ii)  [  ]         Rule  12h-3(b)(2)(ii)   [  ]
          Rule  15d-6            [  ]

     Approximate number of holders of record as of the certification or notice date: Less than 500 persons. Total assets of the issuer have not exceeded $1,000,000 on the last day of each of the issuer's three most recent fiscal years.

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, MINDFULEYE, INC. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                           MINDFULEYE,  INC.

Date: October 16, 2003                     By: /s/ Scott Kerr
                                               --------------
                                           Name:  Scott  Kerr
                                           Title: Principal  Financial  Officer


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